Ex. 28(j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Counsel and Independent Registered Public Accounting Firm” in Part B of Post-Effective Amendment No. 23 to the Registration Statement (Form N-1A, No. 811-09599) of State Street Master Funds and to the incorporation by reference of our reports dated February 27, 2017, with respect to the financial statements of State Street Equity 500 Index Portfolio, State Street Money Market Portfolio, State Street Treasury Money Market Portfolio, State Street Treasury Plus Money Market Portfolio, State Street U.S. Government Money Market Portfolio, and State Street International Developed Equity Index Portfolio, included in the respective Annual Reports for the year ended December 31, 2016.

/s/ Ernst & Young LLP

Boston, Massachusetts

April 27, 2017

State Street: Limited Access